Exhibit 99.1

Contacts

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Reports First Quarter Financial Results for 2004

Watertown, MA (May 10, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, today announced its financial results for the first quarter ending March 27, 2004.

For the first quarter of 2004, Vitex reported a net loss of $3.7 million or $0.08 per share, compared to a net loss of $6.4 million or $0.28 per share for the first quarter of 2003. Research and Development (R&D) spending decreased from $5.2 million in Q1, 2003 to $2.6 million in Q1, 2004. The reduction in spending reflects the Company’s focused efforts on its Phase III trial, reduced headcount in R&D and the fact that major investments in key program areas to support the filing of a BLA such as the toxicology and pathogen reduction studies were made in prior periods.

Vitex’s cash balances at quarter-end were $14.0 million. The Company completed a $10.9 million private placement on February 11, 2004, and settled an outstanding term receivable related to the 2001 sale of its plasma operations for an additional $1.7 million in cash plus the return of 4.4 million Vitex shares. The cash balance at the end of Q1 represented slightly less than one year’s cash requirements given the Company’s current burn rate.

“The first quarter was a busy and productive quarter for Vitex,” said Mr. John Barr, President and CEO of Vitex. “We successfully concluded our latest fundraising round with shareholder approval of the PIPE in February. We continued to expand the number of sites participating in the Phase III clinical trial and we now have 16 sites actively screening and enrolling patients. We are gratified by the number and quality of institutions that have expressed a desire to participate in the study. We believe this reflects their view of the potential importance of INACTINE™ red cells.”

Significant highlights for the first quarter include:

•	The Company expanded the number of sites participating in the Phase III INACTINE™ Red Blood Cell Acute transfusion study. The Company has now recruited 22 trial sites to participate in the trial. Sixteen (16) are actively enrolling patients, four (4) sites are in the IRB approval process, two (2) sites are being qualified. Beyond these sites, an additional three (3) more have expressed interest in participating in the study. These hospitals include some of the largest and most prestigious open heart surgery programs in the country and are spread throughout the U.S.

•	The Company closed a $10.9 million private placement in February and received shareholder approval of the placement. The commitments for the placement were received in two tranches. Strong investor interest enabled the company to significantly improve the terms in the second tranche. A total of $14.9 million was raised by the Company between December 2003 and February 2004. Since that time, investors in those private placements have exercised an additional $1.3 million in options further increasing the total cash raised by Vitex to $16.2 million.

•	The Company reached a settlement on an outstanding receivable from the 2001 sale of its plasma operations resulting in payment to Vitex of $1.7 million and the return of 4.4 million shares of Vitex common stock.

•	In February of 2004, the Company announced a federal Phase I and Phase II fast track grant from the National, Heart, Lung and Blood Institute of the National Institutes of Health (NIH) for $885,000. This funding covers work in the ongoing effort in improving the INACTINE™ system for red blood cells with the potential to expand to the military and in restricted economies.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in a Phase III clinical trial, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove soluble prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	Thirteen weeks ended
	March 27, 2004	March 29, 2003
Revenues:
Research funding	$129	$104
Costs and expenses:
Research and development costs	2,561	5,174
General and administrative expenses	1,263	1,275

Total operating costs and expenses	3,824	6,449

Loss from operations	(3,695)	(6,345)

Other income (expense), net	(35)	(19)

Net loss	$(3,730)	$(6,364)

Basic and diluted net loss per share	$(0.08)	$(0.28)
Weighted average number of shares	47,727	22,793

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

	March 27, 2004	December 27, 2003
Cash, including restricted balances	$14,029	$4,848
Other current assets	593	4,815
Property and equipment, net	2,936	3,119
Goodwill and intangibles, net	3,056	3,118
Other assets	—	1,379

Total assets	$20,614	$17,279

Accounts payable and accrued expenses	$1,790	$1,639
Deferred revenue	916	954
Term debt obligations	2,185	2,441
Stockholders’ equity	15,723	12,245

Total liabilities and stockholders’ equity	$20,614	$17,279